Exhibit 99.1

Pitney Bowes Calls for Redemption of Outstanding 4.700 Percent Notes Due 2023

STAMFORD, Conn., February 25, 2022 - Pitney Bowes Inc. (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today announced its call for redemption of all of its outstanding 4.700 percent Notes due 2023 (CUSIP No. 724479 AN0). The Notes were issued under an Indenture dated February 14, 2005, between the Company, as issuer, and The Bank of New York Mellon, successor to Citibank, N.A., as trustee, as supplemented and amended.
The Notes will be redeemed on March 7, 2022 (the “Redemption Date”), at a redemption price equal to the sum of 100 percent of the aggregate principal amount of the Notes being redeemed, accrued but unpaid interest on those Notes to such Redemption Date, and any make-whole amount. On and after the Redemption Date, interest will cease to accrue on the Notes.
As trustee, The Bank of New York Mellon will deliver a notice of redemption to all registered holders of the Notes.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For additional information, visit: www.pitneybowes.com.
Forward Looking Statements
This press release contains “forward-looking statements” about the Company’s intention to redeem the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control and could cause the Company’s actual results to differ materially from those included in the Company’s forward-looking statements. Please see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.